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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated November 18, 2003 relating to the consolidated financial statements of The Walt Disney Company, which appears in The Walt Disney Company's Annual Report on Form 10-K for the year ended September 30, 2003.

We also consent to the incorporation by reference in this registration statement of our reports dated June 25, 2004 relating to the financial statements, which appear in the Annual Reports on Form 11-K of the Disney Salaried Savings and Investment Plan, the Disney Hourly Savings and Investment Plan and the Go.com Savings and Investment Plan for the year ended December 31, 2003.

PricewaterhouseCoopers LLP
Los Angeles, California
June 25, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM